CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 25, 2022 with respect to the financial statements and financial highlights of Bruce Fund, Inc. for the year ended June 30, 2022, which is incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights”, “Disclosure of Portfolio Holdings”, and “Independent Registered Public Accounting Firm”.

/s/ Grant Thornton LLP

Chicago, Illinois

October 28, 2022